Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchanges

NEWS

Vista Gold Corp. Announces Retirement of Michael B. Richings and Appointment of Frederick H. Earnest as Chief Executive Officer

Denver, Colorado, January 3, 2012 - The Board of Directors of Vista Gold Corp. (TSX & NYSE Amex Equities:  VGZ) (“Vista” or the “Corporation”) is pleased to announce that effective January 1, 2012, Frederick H. Earnest, President and Chief Operating Officer of the Corporation was appointed to the role of Chief Executive Officer. Mr. Earnest’s new title will be President and Chief Executive Officer of the Corporation. Mr. Earnest’s appointment follows the retirement of Michael B. Richings as Executive Chairman and Chief Executive Officer. Mr. Richings will continue to be actively involved with Vista in his role as a director and the Chairman of the Board of Directors.

Mr. Richings, who returned to serve as the Chief Executive Officer of the Corporation in 2004, leaves a legacy of creating shareholder value.  Following the acquisition of Vista’s flagship Mt. Todd gold project in 2006, Mr. Richings conceived and led the transaction that resulted in the formation of Allied Nevada Gold Corp. (“ANV”) and a significant distribution of value to the Corporation’s shareholders in the form of ANV shares.  Mr. Richings was also integral to the recent contribution of the Corporation’s Yellow Pine project to the recently formed Midas Gold Corp. (“Midas”).  The current value of Vista’s investment in Midas is approximately US$118 million.

Succeeding Mr. Richings is Mr. Earnest, who is highly qualified for the role of Vista’s Chief Executive Officer having worked closely with Mr. Richings and the Board of Directors for the past several years.  Since August 1, 2007, Mr. Earnest has served as Vista’s President and Chief Operating Officer.  Mr. Earnest holds a degree in Mining Engineering from the Colorado School of Mines and has over 25 years of experience in the design, evaluation, permitting, construction and operation of mining projects in the Americas and Australia.  During his tenure with Vista, Mr. Earnest has successfully advanced the Corporation’s core projects including overseeing the growth of the Corporation’s Mt. Todd gold project in Australia and the pending completion of the project’s bankable feasibility study.

Mr. Tom Ogryzlo, the Chairman of Vista’s Corporate Governance Committee commented, “on behalf of the Board of Directors and the shareholders of the Corporation, we thank Mr. Richings for his leadership and dedication to the Corporation. We are pleased to have Mr. Richings’ continued leadership as our Chairman of the Board of Directors and are equally pleased with the smooth transition to Mr. Earnest’s very capable leadership.  We know, based on Mr. Earnest’s proven track record and accomplishments with the Corporation during the past 5 years, that we have an experienced and accomplished mining executive to lead Vista into the future. We are looking forward to an exciting year in 2012, and to Mr. Richings’ and Mr. Earnest’s continued contributions to the growth of the Corporation and the value for our shareholders.”

About Vista Gold Corp.

Vista is focused on the development of its Mt. Todd gold project in Northern Territory, Australia, and its Concordia gold project in Baja California Sur, Mexico, to achieve its goal of becoming a gold producer.  After the initial public offering of the common shares of Midas, Vista holds approximately 30% of Midas’ common shares, which has a large exploration property in Idaho, including the Yellow Pine property previously held by Vista. Vista’s other holdings include the Guadalupe de los Reyes gold-silver project in Mexico, the Awak Mas gold project in Indonesia and the Long Valley gold project in California.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the pending completion of a feasibility study at the Mt. Todd gold project and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of reserve and resource estimates, estimates of results based on such reserve and resource and reserve estimates; risks relating to scheduling for a feasibility study; risks that mineral reserve and resource estimate will not be confirmed by a new feasibility study; risks that a new feasibility study will contain other risk factors important to investors; risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays at the Mt. Todd gold project; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2011, and Quarterly Report on Form 10-Q, as filed November 9, 2011 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185.